EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Logoom Technologies, Inc

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Logoom Technologies, Inc of our report dated March 12, 2026, relating to our audit of the consolidated balance sheet of Logoom Technologies, Inc. as of December 31, 2025, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

June 17, 2026.

We have served as the Company’s auditor since 2025

Los Angeles, California

PCAOB ID Number 6580